June 2, 1998





Providian National Bank
295 Main Street
Tilton, New Hampshire 03276

                    Providian Master Trust
                  Asset Backed Certificates

Ladies and Gentlemen:

          We have acted as special New Hampshire tax counsel for Providian National Bank, a national banking association ("PNB"), in connection with the filing by PNB, on behalf of the Providian Master Trust (the "Trust"), with the Securities and Exchange Commission of a Registration Statement on Form S-3 on or about June 2, 1998 (the "Registration Statement") registering Asset Backed Certificates representing undivided interests in certain assets of the Trust (the "Certificates"). The Certificates of a particular Series will be issued pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), between PNB and Bankers Trust Company, as Trustee, and a Series Supplement to the Pooling and Servicing Agreement between PNB and the Trustee, substantially in the forms incorporated by reference as Exhibits 4.1 and 4.2, respectively, to the Registration Statement.

          We hereby confirm that the statements set forth in the prospectus (the "Prospectus") forming a part of the Registration Statement under the subheading "State and Local Tax Consequences-New Hampshire", appearing under the heading


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Providian National Bank
June 2, 1998
Page 2





"Tax Matters", accurately describe the material New Hampshire state tax consequences to holders of the Certificates.

          We know that we are referred to under the headings "Tax Matters" and "Legal Matters" in the Prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibits 8.3 and 24.3 thereto.

                              Very truly yours,



                              /s/ GALLAGHER, CALLAHAN & GARTRELL
                                  Professional Association